Exhibit 99.1

Burlington Stores, Inc. Announces Fourth Quarter and Fiscal 2016 Results

Introduces Fiscal Year 2017 Outlook

For the Fiscal 2016 Fourth Quarter vs. the Fiscal 2015 Fourth Quarter:

•	On a GAAP basis, net sales rose 9.4%, net income increased 27.1%, diluted net income per share increased 31.1% to $1.77 and merchandise inventories decreased 10%
•	On a non-GAAP basis
o	Comparable store sales increased 4.6%
o	Adjusted Net Income per Share increased 19.5% to $1.78 and Adjusted EBITDA increased 13.5% to $254.9 million
o	Comparable store inventory decreased 9%

For the Fiscal 2016 Year vs. the Fiscal 2015 Year:

•	On a GAAP basis, net sales increased 9.2%, net income increased 43.5% and diluted net income per share rose 51.3% to $3.01
•	On a non-GAAP basis,
o	Comparable store sales increased 4.5%
o	Adjusted Net Income per Share increased 40.3% to $3.24
o	Adjusted EBITDA margin expanded 100 basis points

Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter and fiscal year ended January 28, 2017.

Tom Kingsbury, Chief Executive Officer stated, “We are very pleased that we ended the year on a high note, continuing our favorable momentum from the first three quarters of 2016.  For the year, we delivered 9.2% total sales growth, a 100 basis point expansion in Adjusted EBITDA margin rate, and a 40% increase in Adjusted Net Income per Share.  In addition, we ended the year with reductions in both comparable store and aged inventories. I want to thank our entire organization for their contributions to our strong results.”

Fiscal 2016 Fourth Quarter Operating Results (for the 13 week period ended January 28, 2017 compared with the 13 week period ended January 30, 2016):

•	Net sales increased 9.4%, or $144.9 million, to $1,685.7 million. This growth was driven by a 4.6% increase in comparable store sales and $82.1 million in sales from new and non-comparable stores.
•

Gross margin expanded by 80 basis points to 41.8% driven primarily by improved shortage results. This more than offset a 25 basis point increase in product sourcing costs, which are included in selling, general and administrative expenses (SG&A).

•

SG&A, less product sourcing costs and costs related to certain litigation, as a percentage of net sales was 23.2%, representing approximately 10 basis points of improvement compared with last year.  This improvement was driven by leverage attained in advertising spend, store occupancy costs and store payroll costs. The overall improvement was partially offset by the impact of incentive compensation and insurance.
•

The effective tax rate on a GAAP basis improved 200 basis points to 34.1%, driven primarily by the release of a valuation allowance on deferred tax assets.  The Adjusted Effective Tax Rate, which excludes the release of the valuation allowance, was 37.2% compared with 36.0% last year, primarily related to the timing of hiring-related federal tax credits.

•	Net income increased 27.1% to $125.6 million, or $1.77 per diluted share.
•	Adjusted Net Income increased 15.4% to $126.1 million, or $1.78 per diluted share vs. $1.49 per diluted share last year.
•	Fully diluted shares outstanding were 70.9 million compared with 73.4 million last year, primarily as a result of our share repurchase program.
•	Adjusted EBITDA increased 13.5%, or $30.3 million, to $254.9 million. Sales growth and gross margin expansion led to a 50 basis point expansion in Adjusted EBITDA as a percentage of net sales.

Fiscal 2016 Operating Results (for the 52 week period ended January 28, 2017 compared with the 52 week period ended January 30, 2016):

•	Net sales increased 9.2%, or $467.1 million, to $5,566.0 million. This growth was driven by a 4.5% increase in comparable store sales and $256.9 million in sales from new and non-comparable stores.
•	Gross margin expanded by 80 basis points to 40.8% driven by strong merchandise margin. This more than offset a 20 basis point increase in product sourcing costs, which are included in SG&A.
•

SG&A, less product sourcing costs and costs related to certain litigation, as a percentage of net sales was 26.2% representing approximately 50 basis points of improvement compared with last year. This improvement was driven by increased leverage in store occupancy, store payroll costs and advertising expense, partially offset by an increase in incentive compensation.

•

The effective tax rate on a GAAP basis improved 180 basis points to 35.2% driven primarily by the release of a valuation allowance on deferred tax assets.  The Adjusted Effective Tax Rate, which excludes the release of the valuation allowance, was 37.0%, the same as last year.

•	Net income increased 43.5% to $215.9 million, or $3.01 per diluted share.
•	Adjusted Net Income increased 33.1% to $232.3 million vs. $174.6 million, or $3.24 per diluted share vs. $2.31 per diluted share last year.
•	Fully diluted shares outstanding were 71.7 million compared with 75.4 million last year, primarily as a result of our share repurchase program.
•

Adjusted EBITDA increased 20.8%, or $100.5 million, to $584.6 million. Sales growth, gross margin expansion and SG&A leverage led to a 100 basis point expansion in Adjusted EBITDA as a percent of net sales.

Inventory

•	Merchandise inventories were $701.9 million vs. $783.5 million last year, primarily driven by a comparable store inventory decrease of 9%.

Share Repurchase Activity

•

During the fourth quarter, the Company invested $50.0 million of cash to repurchase 562,199 shares of its common stock, bringing the total investment in share repurchases to $200.0 for 2.8 million shares repurchased during Fiscal 2016. At the end of the year, the Company had $200.0 million remaining on its share repurchase authorization.

Full Year Fiscal 2017 and First Quarter 2017 Outlook

For the full Fiscal Year 2017 (the 53 weeks ending February 3, 2018), the Company expects:

•	Net sales to increase in the range of 7.5% to 8.5%, including 1.4% from the 53rd week;
•	Comparable store sales to increase in the range of 2% to 3%, on top of the 4.5% increase during Fiscal 2016;
•	Interest expense of approximately $57 million;
•

Adjusted Net Income per Share in the range of $3.77 to $3.87 utilizing a fully diluted share count of approximately 71.8 million shares, as compared with $3.24 in Fiscal 2016.  This includes an expected benefit from the 53rd week of approximately $0.04 per share, and an anticipated increase of approximately $0.05 per share resulting from the recent change in accounting rules for share-based compensation.

•	Adjusted EBITDA margin expansion to increase 40 to 50 basis points;
•	To open 30 net new stores; and
•	Net Capital Expenditures of approximately $200 million.

For the first quarter of Fiscal 2017 (the 13 weeks ending April 29, 2017), the Company expects:

•	Net sales to increase in the range of 5% to 6%;
•

Comparable store sales to increase in the range of  1% to 2%, on top of a 4.3% increase during the first quarter of Fiscal 2016, reflecting the impact of the significant delay in processing of income tax refunds this year compared to last year; and

•

Adjusted Net Income per Share in the range of $0.67 to $0.70, including a $0.02 benefit from the recent accounting change for share-based compensation and utilizing a fully diluted share count of approximately 71.7 million shares, as compared to $0.57 last year.

The Company has provided non-GAAP guidance as set out above. This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Share and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter and Fiscal Year 2016 Conference Call

The Company will hold a conference call today, Thursday, March 2, 2017 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter and Fiscal 2016 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the earnings call on March 2, 2017 through March 16, 2017. The U.S. toll-free replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13654822. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2016 revenue of $5.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 592 stores as of the end of the fourth quarter, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact:

Investor Relations:
Burlington Stores, Inc.
Robert L. LaPenta, Jr., 855-973-8445
Info@BurlingtonInvestors.com
or
ICR, Inc.
Allison Malkin, 203-682-8225
or
Caitlin Morahan, 203-682-8225

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
REVENUES:
Net sales	$1,685,715	$1,540,769	$5,566,038	$5,098,932
Other revenue	6,589	7,913	24,912	30,911
Total revenue	1,692,304	1,548,682	5,590,950	5,129,843
COSTS AND EXPENSES:
Cost of sales	981,212	909,212	3,297,373	3,059,641
Selling, general and administrative expenses	461,692	422,228	1,723,251	1,597,718
Costs related to debt amendments and secondary offering	—	—	1,346	247
Stock option modification expense	81	248	601	1,368
Depreciation and amortization	46,956	45,012	183,586	172,099
Impairment charges-long-lived assets	2,340	4,207	2,450	6,111
Other income - net	(3,475)	(1,721)	(10,835)	(5,865)
Loss on extinguishment of debt	—	—	3,805	649
Interest expense	12,966	14,807	56,161	58,999
Total costs and expenses	1,501,772	1,393,993	5,257,738	4,890,967
Income before income tax expense	190,532	154,689	333,212	238,876
Income tax expense	64,971	55,918	117,339	88,394
Net income	$125,561	$98,771	$215,873	$150,482

BURLINGTON STORES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	January 28,	January 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$81,597	$20,915
Restricted cash and cash equivalents	27,800	27,800
Accounts receivable—net	43,252	38,571
Merchandise inventories	701,891	783,528
Prepaid and other current assets	73,784	62,168
Total current assets	928,324	932,982
Property and equipment—net	1,049,447	1,018,570
Goodwill and intangible assets—net	498,244	523,817
Deferred tax assets	7,973	—
Other assets	90,495	96,444
Total assets	$2,574,483	$2,571,813

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$640,326	$598,199
Other current liabilities	354,870	286,986
Current maturities of long term debt	1,638	1,403
Total current liabilities	996,834	886,588
Long term debt	1,128,843	1,295,163
Other liabilities	290,683	287,389
Deferred tax liabilities	207,935	201,695
Stockholders' deficit	(49,812)	(99,022)
Total liabilities and stockholders' deficit	$2,574,483	$2,571,813

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 28,	January 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$215,873	$150,482
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	183,586	172,099
Deferred income taxes	(2,919)	5,909
Non-cash loss on extinguishment of debt	3,805	649
Non-cash stock compensation expense	15,953	11,161
Non-cash rent	(27,910)	(24,143)
Deferred rent incentives	32,212	41,786
Changes in assets and liabilities:
Accounts receivable	(3,489)	1,263
Merchandise inventories	81,048	5,180
Accounts payable	41,543	(23,483)
Other current assets and liabilities	61,552	(17,096)
Long term assets and liabilities	5,715	3,850
Other operating activities	(4,523)	(196)
Net cash provided by operating activities	602,446	327,461
INVESTING ACTIVITIES
Cash paid for property and equipment	(187,507)	(201,787)
Other investing activities	7,156	7,055
Net cash used in investing activities	(180,351)	(194,732)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,392,700	1,607,400
Principal payments on long term debt—ABL Line of Credit	(1,560,100)	(1,503,300)
Proceeds from long term debt—Term B-4 Loans	1,114,208	—
Principal payments on long term debt—Term B-3 Loans	(1,117,000)	(50,000)
Purchase of treasury shares	(202,371)	(201,670)
Other financing activities	11,150	10,407
Net cash used in financing activities	(361,413)	(137,163)
Increase (decrease) in cash and cash equivalents	60,682	(4,434)
Cash and cash equivalents at beginning of period	20,915	25,349
Cash and cash equivalents at end of period	$81,597	$20,915

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense, which is used to calculate the Adjusted Effective Tax Rate, all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v) impairment charges, (vi) amounts related to certain litigation, (vii) advisory fees and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income for the period plus (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to debt amendments and secondary offering, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization, (vii) impairment charges, (viii) amounts related to certain litigation, (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains and (x) taxes.

Adjusted Tax Expense is defined as income tax expense less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (h) in the table below).

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three and twelve months ended January 28, 2017 compared with the three and twelve months ended January 30, 2016:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted Net Income:
Net income	$125,561	$98,771	$215,873	$150,482
Net favorable lease amortization (a)	5,902	6,090	23,828	24,130
Costs related to debt amendments and secondary offering (b)	—	—	1,346	247
Stock option modification expense (c)	81	248	601	1,368
Loss on extinguishment of debt (d)	—	—	3,805	649
Impairment charges (e)	2,340	4,207	2,450	6,111
Advisory fees (f)	—	17	—	105
Litigation accrual (g)	2,057	5,600	3,457	5,600
Tax effect (h)	(9,807)	(5,671)	(19,092)	(14,137)
Adjusted Net Income	$126,134	$109,262	$232,268	$174,555
Fully diluted weighted average shares outstanding (i)	70,878	73,367	71,721	75,443
Adjusted Net Income per Share	$1.78	$1.49	$3.24	$2.31

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in the Company’s Condensed Consolidated Statements of Income.

(b)	Costs are related to the repricing of the Company’s Term Loan Facility during the second quarter of Fiscal 2016 and the Company’s secondary offering of common stock during Fiscal 2015.
(c)	Represents expenses incurred as a result of the Company’s May 2013 stock option modification.
(d)

Amounts relate to the repricing of the Company’s Term Loan Facility during the second quarter of Fiscal 2016 and the prepayment of the Company’s Term Loan Facility during the first quarter of Fiscal 2015.

(e)	Represents impairment charges on long-lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital, and are recorded in the line item “Selling, general and administrative expenses” in the Company’s Condensed Consolidated Statements of Income.

(g)	Represents amounts charged for certain litigation.
(h)

Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (g).  In addition, during the three and twelve months ended January 28, 2017, the tax effect also includes the benefit of the one-time release of certain valuation allowances related to deferred tax assets.

(i)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and twelve months ended January 28, 2017 compared with the three and twelve months ended January 30, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted EBITDA:
Net income	$125,561	$98,771	$215,873	$150,482
Interest expense	12,966	14,807	56,161	58,999
Interest income	(14)	67	(56)	(25)
Loss on extinguishment of debt (d)	—	—	3,805	649
Costs related to debt amendments and secondary offering (b)	—	—	1,346	247
Stock option modification expense (c)	81	248	601	1,368
Advisory fees (f)	—	17	—	105
Depreciation and amortization	46,956	45,012	183,586	172,099
Impairment charges (e)	2,340	4,207	2,450	6,111
Litigation accrual (g)	2,057	5,600	3,457	5,600
Tax expense	64,971	55,918	117,339	88,394
Adjusted EBITDA	$254,918	$224,647	$584,562	$484,029

The following table shows the Company’s reconciliation of income tax expense to Adjusted Tax Expense for the three and twelve months ended January 28, 2017 compared with the three and twelve months ended January 30, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Reconciliation of income tax expense to Adjusted Tax Expense
Income tax expense	$64,971	$55,918	$117,339	$88,394
Less tax effect of adjustments to net income	(9,807)	(5,671)	(19,092)	(14,137)
Adjusted Tax Expense	$74,778	$61,589	$136,431	$102,531